UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ALTERNATIVE ENERGY PARTNERS, INC.
(Name of small business issuer in its charter)

FLORIDA	2860	26-2862564
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code)	(Tax Identification Number)

2400 East Commercial Boulevard Suite 201 Fort Lauderdale, Florida 33308 (954) 351-2554	Richard P. Greene Business & Legal Support, Inc. 2400 E Commercial Blvd., Suite 201 Fort Lauderdale, Florida 33308 (954) 351-2552
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)

With copies to:
Kimberly L. Graus, P.A.
4949 SR 64 E, PMB #141
Bradenton, Florida 34208
Telephone:  (941) 747-5290

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(1)
Common Stock for sale by us	200,000	$0.50	$100,000	$3.93
Common Stock for sale by selling stockholders	5,027,000	$0.50	$2,513,500	$98.78
Total	5,227,000		$2,613,500	$102.71

(1)	The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Prospectus Subject to Completion Dated October ___, 2008

ALTERNATIVE ENERGY PARTNERS, INC.

5,227,000 Shares of
Common Stock

This prospectus relates to periodic offers and sales of 5,227,000 shares of common stock by our Company and the selling security holders, which consists of:

1 to 200,000 shares of our common stock which we are offering on a direct basis at a price of $0.50 per share; and
Up to 5,027,000 shares of common stock which are presently outstanding and owned by the selling stockholders.

There is no minimum offering. The offering period will end one hundred eighty (180) days from the effective date of this prospectus but may also be terminated sooner in our sole discretion. Our direct offering shares will be offered and sold on a self-underwritten, best-efforts basis through our officer and director. Our direct offering shares will be sold at a fixed price of $0.50 per share throughout the offering period. There are no arrangements to place the funds we raise in an escrow, trust or similar account. All proceeds from our direct offering shares will go to us. No assurance can be given that we will be able to sell any of our direct offered shares.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to company (2)
Per Share	$0.50	None	$0.50
Total Minimum	$0	None	$0
Total Maximum	$100,000	None	$100,000

(1)
Represents the maximum underwriting discounts and commissions we will pay if broker-dealers are used to sell our directly offered shares. As of the date of this prospectus we do not have any underwriting agreements.

(2)	Proceeds to us are shown before deducting ancillary expenses payable by us in connection with the offering, estimated at approximately $9,200 including legal and accounting fees and printing costs.

Because there is no minimum number of shares required to be sold and the Company has not and may never generate revenues, our business may fail prior to us ever beginning operations or generating revenues resulting in a complete loss of any investment made to the Company.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  For a description of the plan of distribution of these shares, please see page 12 of this prospectus.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 8 to read about certain risks you should consider carefully before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

SUMMARY OF OUR OFFERING

Prospectus Summary

This summary highlights selected information about our company, Alternative Energy Partners, Inc. This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors.”

Our Business

Alternative Energy Partners, Inc. (the “Company”) is a development stage company. The Company was organized under the laws of the state of Florida on April 28, 2008.  We formed our Company for the purpose of establishing a renewable fuel sources initially within the state of Florida.  Ethanol is our initial intended product and we intend to establish other alternative energy products. Our intended products, while not technically difficult to produce, must meet all regulatory requirements prior to being marketed. Moreover, there is a multitude of competitive products already in the market place.

Our principal executive offices are located at 2400 East Commercial Boulevard, Suite 201, Ft. Lauderdale, Florida 33308 and our telephone number is: (954) 351-2554.

Our Financial Situation

Since inception of our Company we have incurred only losses. Our auditors have indicated that there is substantial doubt regarding our ability to continue as a going concern. The opinion issued by our auditors reflects uncertainty regarding whether we have sufficient working capital available as of July 31, 2008 to enable the Company to continue operating as a going concern.

We will not be able to complete the development of our business plan or commence operations without additional financing.  We have no history of operating profits, we have limited funds and we will continue to incur operating losses in the foreseeable future.

In the event we are successful raising proceeds through the sale of our shares of common stock, we must become operational and generate profits.   If we cannot operate profitably, we may have to suspend or cease operations.  Our current funds will not sustain the Company’s operations for the next year.  In order to become profitable, we will need to generate revenues to offset our cost of sales and marketing, and general and administrative expenses.  If we do not become profitable, we will need to raise additional capital to sustain our operations.  However, we may be unable to secure additional financing on terms acceptable to us and we may not even be able to obtain any financing at all.  If our losses continue and we are unable to secure sufficient additional financing, we may ultimately fail as a business and any investment would be lost in its entirety.

Recent Developments

We are a development stage company that has just begun to commence our planned principal strategic operations and have no significant assets.  Our business plan was designed to create a viable business. We have filed this registration statement in an effort to become a fully reporting company with the Securities and Exchange Commission in order to enhance our ability to raise additional capital. Our operations to date have been devoted primarily to startup and development activities, which include the following:

1.   Formation of the Company;
2.   Development of AEP’s business plan; and
3.   Initial capitalization of the Company.

Alterative Energy Partners is attempting to become fully operational.  In order to generate revenues, AEP must successfully address the following areas:

1.   Start Production of Primary Products:  The Company must actively seek additional strategic relationships and alliances in the alternative energy sector.

2.   Develop and Implement a Marketing Plan:  In order to promote our company and establish our public presence, we believe we will be required to develop and implement a comprehensive marketing plan to sell our ethanol alternative energy products. We also intend to seek additional alternative energy acquisitions which compliment our business plan.  AEP intends to market initially through a website and by attending trade shows.  Without any marketing campaign, we may be unable to generate interest in, or generate awareness of, our company.

3.   Create Customer Loyalty:  We are a small, start-up company that has not generated any significant revenues and lacks a stable customer base.  It is critical that we begin to establish relationships to potential customers by promoting quality products and services and then delivering on a consistent basis.

Our Offering

This prospectus relates to the sale of a total of 5,227,000 shares of our common stock. Upon the effective date of this registration statement, up to 200,000 shares may be sold by the Company with no minimum to be sold at a fixed price of $0.50 per share.  Up to 5,027,000 shares may be sold by the selling stockholders as set forth under the caption “Selling Stockholders”. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive all of the proceeds from the sale of our shares at $0.50 per share. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of the registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Summary of Selected Financial Information

The following table sets forth summary financial data derived from AEP’s financial statements. The data should be read in conjunction with the financial statements and the related notes thereto as well as the “Management’s Discussion and Plan of Operation” included elsewhere in this Prospectus.

Financial Data Summary

Balance Sheet Data

ASSETS	July 31, 2008
Cash		$5,700
Total Assets		$5,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$	- 0 -
Total Current Liabilities	$	- 0 -

STOCKHOLDERS’ EQUITY

Common stock: $0.0001 par value, 50,000,000 shares authorized 22,026,000 shares issued and outstanding
		2,203
Additional paid-in-capital		6,497
Accumulated Deficit		(3,000)

Total stockholders’ equity		5,700

Total liabilities and stockholders’ equity		$5,700

Statements of Operations Data
	Inception on April 28, 2008 to July 31, 2008
Revenues	$	- 0 -

Operating Expenses		$3,000

Earnings (Loss)		$(3,000)

Weighted average number of shares of common stock outstanding		22,013,033

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for initial liquidity in their investments.  Prospective investors should carefully consider the following risk factors:

RISKS RELATING TO OUR BUSINESS

We are a development stage company and we have no operating history upon which you can base an investment decision

Our Company was formed on April 28, 2008, and we have no operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

Our auditors have expressed substantial doubt about our ability to continue as a going concern

Our auditor’s report on our July 31, 2008 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business. Because our Officers may be unable or unwilling to loan or advance any capital to AEP, we believe that if we do not raise at least $25,000 from our offering, we may be required to suspend or cease the implementation of our business plans within 12 months. Since there is no minimum and no refunds on sold shares, you may be investing in a company that will not have the funds necessary to continue to deploy its business strategies. See “July 31, 2008 Audited Financial Statements - Report of Independent Registered Public Accounting Firm.”

We have no customers to date; and may not develop sufficient customers to stay in business in the future

Alternative Energy Partners has not sold any products, and may be unable to do so in the future. If the Company is unable to develop sufficient customers for its products, it will not generate enough revenue to sustain its business resulting in business failure and complete loss of any investment(s) made into the Company.

We are seeking additional financing to fund our biofuel development and operations, and if we are unable to obtain funding when needed, our business would fail

We need additional capital to complete navigation of the regulatory issues we face, locate, acquire and develop our biofuel manufacturing relationships, and to secure the means necessary to deliver our product to our customers at their location.  We will be required to fund operations through the sale of equity shares and will not be able to continue as a going concern if we are unsuccessful in selling such shares.  Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

If we are unable to establish and maintain relationships with retailers or attract customers, we would not be able to continue with operations

We intend to establish relationships with those engaged in the alternative energy industry.  The alternative energy industry includes renewable fuel products such as ethanol, biodiesel and other “green” forms of alternative energy.  There is intense competition for these relationships with current product providers and we may not be able to attract and retain retailers or customers’ interest in light of competitors with larger budgets and pre-existing relationships. If we cannot successfully secure these relationships our business would fail and any investment made into the Company would be lost in its entirety.

Our success is dependent on current management, who may be unable to devote sufficient time to the development of are business plan, which could cause the business to fail

Alternative Energy Partners is heavily dependent on the limited industry experience that our Officer and Director, Jack Stapleton, brings to the Company.  He has been and continues to expect to be able to commit full time to the development of AEP’s business plan in the next twelve months.

As a result of becoming a reporting company, our expenses will increase significantly

As a result of becoming a reporting company whose shares are registered pursuant to Section 12 of the Securities Act, our ongoing expenses are expected to increase significantly, including expenses in compensation to our officer, ongoing public company expenses, including increased legal, accounting expenses as a result of our status as a reporting company, and expenses incurred in complying with the internal control requirements of the Sarbanes-Oxley Act.  These increased expenses may negatively impact our ability to become profitable.

Changing and unpredictable market conditions may impact the demand for our products

There can be no guarantee that current demand for renewable fuel products will continue.  If other energy companies are successful developing technologies like hydrogen fuel cells, then any carbon based fuel system may become obsolete and undesirable in the marketplace.  In such a scenario, our products may well no longer be salable to our prospective customers.

We will rely on others for production of our biofuel products; any interruptions of these arrangements would disrupt our ability to fill customers' orders and have a material impact on our ability to operate

We will be required to obtain products for our product by direct manufacture. Any increase in labor, equipment, or other production costs could adversely affect our cost of sales. The manufacture our product is time-consuming and might result in unforeseen manufacturing and operations problems. If we are unable to meet manufacturing commitments this will adversely affect our ability to fill customer orders in accordance with required delivery, quality, and performance requirements. If this were to occur, the resulting decline in revenue would harm the business.

Any material increase in the cost of the materials used to manufacture our products would have a material adverse effect on our cost of sales.

Our products’ creation depends on a readily available supply of materials, specifically sugar cane and sorghum.  Should either of these products become unavailable or, if the price rises to levels making it impossible to remanufacture our product for sale at reasonable costs, our business could suffer and become unsustainable.  Because of the size of our business, we are subject to the vagaries of several commodity markets, including sugar, corn and soybeans.  These markets have been historically volatile and unpredictable.  If we are not able to engage in some level of hedge against future price increases by trading in the open market we may be unable to remanufacture our product(s) at reasonable enough cost to sustain operations.

RISKS RELATED TO OUR COMMON STOCK

Because there is no minimum number of shares to be sold and the company has not, and may never generate revenues, our business may fail prior to us ever beginning operations resulting in a complete loss of any investment made into the company

We are offering the public up to 200,000 shares of our common stock; however, there is no minimum amount of stock that must be sold prior to us utilizing the proceeds from the offering.  We have never generated revenues and we may never be able to generate revenues in the future.  As such we may be forced out of business prior to ever beginning operations and generating revenues in which case investors would lose their entire investment.

We are controlled by current officers, directors and principal stockholders

Our officer and director and principal founding stockholders beneficially own approximately 76% of the outstanding shares of our common stock. If the full amount of common shares offered through this registration statement is subscribed for, our officer and director and founding shareholder would control 76% of the issued and outstanding common stock.  So long as our officer and director and principal founding stockholder controls a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval. This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

If you purchase shares in this offering, you will experience immediate and substantial dilution

The $0.50 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

There is currently no market for Alternative Energy Partners common stock, but if a market for our common stock does develop, our stock price may be volatile

There is currently no market for AEP common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of AEP common stock will be subject to wide fluctuations in response to several factors including:

●	The ability to complete the development of AEP in order to provide those alternative energy products to the public;

●	The ability to generate revenues from sales;

●	The ability to generate brand recognition of the AEP products and services and acceptance by consumers;

●	Increased competition from competitors who offer competing products; and

●	AEP financial condition and results of operations.

While Alternative Energy Partners expects to apply for listing on the OTC bulletin board (OTCBB), we may not be approved, and even if approved, we may not be approved for trading on the OTCBB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. While we expect to apply to the OTC Bulletin Board, we may not be approved to trade on the OTCBB, and we may not meet the requirements for listing on the OTCBB.  If we do not meet the requirements of the OTCBB, our stock may then be traded on the “Pink Sheets,” and the market for resale of our shares would decrease dramatically, if not be eliminated.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. federal securities laws. These restrictions may adversely affect the ability of investors to resell their shares

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Future sales of the company’s common stock by the selling shareholders could cause our stock price to decline

We cannot predict the effect, if any, that market sales of shares of the Company’s common stock or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the Selling Shareholders named herein of our common stock in the public market, or the perception that sales by the Selling Shareholders may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We have limited financial resources at present, and proceeds from the offering may not be used to fully develop its business

Alternative Energy Partners has limited financial resources at present; as of July 31, 2008 it had $5,700 of cash on hand. If it is unable to develop its business plan, it may be required to divert certain proceeds from the sale of AEP stock to general administrative functions. If AEP is required to divert some or all of proceeds from the sale of stock to areas that do not advance the business plan, it could adversely affect its ability to continue by restricting the Company’s ability to become listed on the OTCBB; advertise and promote the Company and its products; travel to develop new marketing, business and customer relationships; and retaining and/or compensating professional advisors.

These risk factors, individually or occurring together, would likely have a substantially negative effect on AEP business and would likely cause it to fail.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company’s management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” “could,” or “would” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

USE OF PROCEEDS

The proceeds from the sale of the shares of common stock offered by us will be up to $100,000 based on a public offering price of $0.50 per share. We will not receive any proceeds from the sale of shares offered by the Selling Stockholders. All funds raised in the offering of our shares will immediately be available to us.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by the Company:

	If 25% of	If 50% of	If 75% of	If 100% of
	Shares Sold	Shares Sold	Shares Sold	Shares Sold

Gross Proceeds from this Offering	$25,000	$50,000	$75,000	$100,000

Less: OFFERING EXPENSES
Legal/Accounting	$6,000	$6,000	$6,000	$6,000
SEC Filing Expenses	$1,500	$1,500	$1,500	$1,500
Printing	$200	$200	$200	$200
Transfer Agent	$1,500	$1,500	$1,500	$1,500

SUB-TOTAL	$9,200	$9,200	$9,200	$9,200

Less: PRODUCT SOURCING

Manufacturing Facilities Expenses	$5,000	$10,000	$20,000	$30,000
Initial Product Production	$5,000	$10,000	$25,000	$40,000

SUB-TOTAL	$10,000	$20,000	$45,000	$70,000

Less: SALES & MARKETING
Web Site Development	$3,000	$3,000	$3,000	$3,000
Trade Show Attendance	$0	$7,000	$7,000	$7,000
Mass Email Campaign	$0	$3,000	$3,000	$3,000

SUB-TOTAL	$3,000	$13,000	$13,000	$13,000

Less: ADMINISTRATION EXPENSES
Office, Stationery, Telephone, Internet	$2,800	$2,800	$2,800	$2,800
Legal and Accounting	$0	$5,000	$5,000	$5,000

SUB-TOTAL	$2,800	$7,800	$7,800	$7,800

TOTALS	$25,000	$50,000	$75,000	$100,000
The above figures represent only estimated costs.

DETERMINATION OF OFFERING PRICE

The $0.50 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

DILUTION

Dilution represents the difference between the offering price of the shares of Common Stock and the net book value per share of common stock immediately after completion of the offering. “Net book value” is the amount that results from subtracting total liabilities from total assets. The following table below sets forth the dilution assuming the sale of 100% of the securities offered for sale in this offering by the Company:

	Pre-Offering		Offering		Post Offering

Offering Price Per Share	$			$0.50	$

Estimated expenses of offering	$			$9,200.00	$

Tangible assets		$5,700		$90,800		$96,500

Liabilities		$0	$			$0

Tangible net worth		$5,700.00	$			$96,500

Outstanding shares		22,127,000		200,000		22,327,000

Book value per share		$.00				$.00

Dilution to investors						$.50

Increase to pre-offering shareholders						$.00

PLAN OF DISTRIBUTION

Sales of Shares by Our Company

The Company plans to offer for sale on self-underwritten, best efforts, no minimum basis 200,000 common shares at a fixed price of $0.50 per share. There is no minimum number of common shares that we have to sell. There are no minimum purchase requirements. The offering will be for a period of 180 days from the effective date of this prospectus or terminated sooner at our sole discretion.

Currently, we plan to sell the shares in our Company’s offering through solicitations made by our President, Mr. Jack Stapleton; he will not receive any commission from the sale of any shares. Mr. Stapleton does not intend to make any general advertisements. Mr. Stapleton intends to utilize his personal network of contacts to solicit purchases of the common stock. Mr. Stapleton does not intend to utilize any materials other than the registration statement and prospectus contained therein in connection with any offers or sales of securities. Mr. Stapleton will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 (the “Act”) in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. These conditions are as follows:

The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

The person is not, at the time of his participation, an associated person of a broker-dealer; and

The person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Act in that he (a) primarily performs, or is intended to primarily perform at the end of the offering, substantial duties for or on behalf of the Issuer other than in connection with transactions in securities; and (b) is not a broker-dealer, or an associated person of a broker-dealer, within the preceding twelve (12) months; and (c) does not participate in selling an offering of securities for any Issuer more than once every twelve (12) months other than in reliance on paragraphs (a)(4)(i) (iii) of the Act, except that for securities issued pursuant to Rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one Rule 415 registration.. Mr. Stapleton has not, during the last twelve months, and will not, during the next twelve months, offer or sell securities for any other Issuer other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of the Act.

Our Company’s officer and director does not intend to purchase shares in this offering.

We are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 10b-5 and insofar as we, under certain circumstances, may be a distribution participant under Regulation M. As a distribution participant, it would be unlawful for us, or any affiliated purchaser, to directly or indirectly bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period. Note that Regulation M does not prohibit us from offering to sell or soliciting offers to buy our securities pursuant to this offering.

The direct offering of our shares will start on the effective date of this prospectus and continue for a period of up to 180 days unless earlier terminated at our sole discretion. Our direct offering will commence on the date the Securities and Exchange Commission declares this registration statement effective. After the declaration of effectiveness, if you decide to subscribe for any shares in this offering, you must do the following:

1.	execute and deliver a subscription agreement; and
2.	deliver a check or US$ denominated funds to us for acceptance or rejection. All checks for subscriptions must be made payable to “Alternative Energy Partners, Inc.”

If an underwriter is used in the resale of the shares, the Company will file a post-effective amendment to disclose the name of the underwriter and the material terms of any agreement.

We reserve the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All funds from any rejected subscriptions will be returned immediately by us to the subscriber, without deductions. Any incidental interest on a returned subscription will also be submitted to the rejected subscriber with a statement of calculation thereof based upon interest paid by our bank. Subscriptions for securities will be accepted or rejected within five business days after receipt by us.

SELLING SECURITY HOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling” shareholders”.  Each Selling Stockholder purchased the securities registered hereunder in the ordinary course of business of the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby. There can be no assurance that any Selling Stockholders will sell any or all of the common stock pursuant to this prospectus.

We will pay all expenses of preparing and reproducing this prospectus with respect to the offer and sale of the shares of common stock registered for sale under this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC. We expect such expenses related to the issuance and distribution of the shares of common stock offered by us and the Selling Stockholders to be approximately $9,200.

The Company is registering for offer and sale by the holders thereof 5,207,000 of common stock held by such shareholders. All the Selling Shareholders’ Shares registered hereby will become tradeable on the effective date of the registration statement of which this prospectus is a part.

The following table sets forth ownership of the shares held by each person who is a selling shareholder.

Name	Shares Beneficially Owned Prior To Offering(1)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Michael Zaki	1,000,000	4.5%	1,000,000	-	*
Viacom USA, LLC	1,000,000	4.5%	1,000,000	-	*
Jon M. Pealy	950,000	4.3%	950,000	-	*
McDowell, LLC	850,000	3.8%	850,000	-	*
Paul F. Arcella	551,000	2.5%	551,000	-	*
Jack H. Stapleton (2)	650,000	2.9%	650,000	-	*
Dennis R. Gee	1,000	*	1,000	-	*
Edward P. Gambella	1,000	*	1,000	-	*
Eileen V. Booth	1,000	*	1,000	-	*
Conrad K. Lloyd	1,000	*	1,000	-	*
Joseph A. Esposito	2,000	*	2,000	-	*
Brian C. Bohne	1,000	*	1,000	-	*
Edward J. Bohne	1,000	*	1,000	-	*
Marisa Dearman	1,000	*	1,000	-	*
Raymond Alessandrini	1,000	*	1,000	-	*
Phillip Schutzer	2,000	*	2,000	-	*
Douglas L. Lanzon	1,000	*	1,000	-	*
James A. Greene	2,000	*	2,000	-	*
Mary Ann Mendoza	2,000	*	2,000	-	*
Joseph Pike	1,000	*	1,000	-	*
John Simpson	1,000	*	1,000	-	*
Ronald B. Thomas	2,000	*	2,000	-	*
Thomas Construction Resources	2,000	*	2,000	-	*
Sallie Rembisz	2,000	*	2,000	-	*
Mark Austin	1,000	*	1,000	-	*
* Less than one percent (1%).
(1) Assumes current issued and outstanding shares – 22,127,000 common shares
(2) Jack H. Stapleton is the son of the Company’s President.

Section 15(g) of the Exchange Act

Our shares are “penny stocks” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

DESCRIPTION OF SECURITIES

We have 22,127,000 shares of our common stock issued and outstanding as of September 30, 2008. There is currently no public market for our common stock and there can be no guarantee that any such market will ever develop.

Common Stock

The Company is authorized to issue up to 50,000,000 shares of common stock, par value $.0001. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and non-assessable.

Preemptive Rights

No holder of any shares of Alternative Energy Partners’ stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of AEP’s directors.

Preferred Stock

The Company has no class of capital stock designated as preferred stock.

Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Florida corporate law, our articles of incorporation and our bylaws. Certain provisions of the Florida Business Corporation Act may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely effect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Florida law.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Transfer Agent

Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law office of Kimberly L. Graus, P.A. of Bradenton, Florida, an independent legal counsel, has provided an opinion and consent on the validity of Alternative Energy Partners’ issuance of common stock and is presented as an exhibit to this filing.

The financial statements included in this Prospectus and in the Registration Statement have been audited by Berman & Company, P.A., 551 NW 77th Street, Suite 107, Boca Raton, Florida 33487 to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding AEP’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Background

Alternative Energy Partners, Inc. is a Florida corporation; incorporated on April 28, 2008. We are a development stage business and have not begun operations or generated any revenue to date.

AEP has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Since becoming incorporated, AEP has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. AEP is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Since our inception, we have been engaged in business planning activities, including researching the industry, developing our economic models and financial forecasts, performing due diligence regarding potential geographic locations most suitable for our alternative energy products and identifying future sources of capital.

Currently, AEP has one Officer and Director, Jack L. Stapleton. Mr. Stapleton has assumed responsibility for all planning, development and operational duties, and will continue to do so throughout the beginning stages of the Company. Other than the Officer/Director, there are no employees at the present time.  We do anticipate hiring employees when the need arises. The Company’s administrative office is located at 2400 E Commercial Boulevard, Suite 201, Fort Lauderdale, FL 33308, and our telephone number is: (954) 351-2554

AEP currently has no intention to engage in a merger or acquisition with an unidentified company.  We may pursue strategic acquisitions that compliment our current business model within the alternative energy industry which may allow us to expand our activities and capabilities and advance our ethanol production and renewable biofuel activities.

AEP’s fiscal year end is July 31.

Business of Issuer

We are a development stage company which plans to enter into the business of sourcing, marketing and distribution of renewable biofuels.  Initially we intend to work to source raw materials needed for the domestic manufacture of ethanol in South Florida. We have entered into a Letter of Intent with Cane Fuel, Inc., whereby we intend to enter into agreements to provide sufficient quantities of ethanol feedstock derived from sources other than corn. Such agreements are intended to be joint venture agreements whereby we can work to provide feedstock for ethanol production and participate in the distribution of the blended product. Cane Fuel, Inc. is in the process of obtaining 40,000 acres for its first plant in Hendry County, Florida, known for its sugar, citrus and other crops. The proposed plant would have production capability of 50 million gallons of ethanol annually. The ethanol expected to be produced is intended to be used by refineries or blenders and ultimately blended with gasoline for internal combustion engines. We intend to work with sugar cane, sweet sorghum and other available sources of cellulosic materials to produce ethanol.

Our business model recognizes that the vast majority of agricultural enterprises use distillate fuel oil in their respective operations. We believe our intended product(s) could represent a real alternative and, because most of the constituent components will be domestically produced, a more stable and cost effective source for the U.S. consumer.  Ethanol is a renewable biofuel for which demand is increasing throughout the U.S.  Ethanol refineries are expected to increase production capacities in an effort to decrease dependence on foreign oil.

The vast majority of all agricultural enterprises use distillate fuel oil in their operations.  We believe our intended biofuel product(s) could represent a real alternative and, because most of the constituent components will be domestically produced, a more stable and cost effective source for their fuel energy needs.

Initially, our largest target market will be the consumers able to utilize ethanol as the primary blend component in E85, an unleaded gasoline alternative.  In order to reach that market, we must begin by establishing and proving our fuel reliable and as easily distributed as current competitors.

Competition

While the biofuels industry is fairly new and undeveloped at this time, it competes directly with the established infrastructure of the domestic oil and gas industry and other biofuel providers.  As such, our competition represents a large, well developed, mature industry with well established distribution and delivery systems.  Our direct competitors include companies like Exxon/Mobile, Chevron, British Petroleum and Texaco.  We will essentially begin be providing a ‘boutique’ type fuel outlet providing more environmentally friendly fuel at a competitive cost.

There can be no assurance that Alternative Energy Partners will ever be able to compete with any of the competitors described herein.  In addition, there may be other competitors the company is unaware of at this time that would also impede or prevent the company’s success.  Please see RISK FACTORS described herein.

Marketing

If and when the Company has entered into a joint venture agreement with an ethanol manufacturing facility, the Company intends to embark on a 3 prong marketing campaign.

First, we anticipate our product(s) will be sold by third party marketers.  We also intend to market our product directly to the consumer market.  Our marketing will demonstrate how our product is cost effective compared to the competition, more environmentally friendly and capable of meeting ‘green’ initiatives set forth by the state and federal governments in converting to more environmentally friendly fuels.

Second, we intend to launch our website which will allow our customers to place orders, peruse additional products and other services as they become available.  Our website will have pictures of the various products, comparisons of emissions to that of ordinary distillate fuels, costs, delivery fees, lead times for order and all other information needed to make clear and compelling decisions for our clients.

Third, we intend to schedule booth space at alternative energy trade shows held locally and nationally.   This will complement our first two strategies and begin to get us large general exposure to the public.  By exposing ourselves to this market, we expand beyond our normal customer base to the ‘at large’ public market.

If these three prongs prove successful, we believe we will be able to attract the attention of numerous customers which will increase our volume and drive down our costs to manufacture and deliver the products.  However, the Company can provide no assurance we would be successful even if we accomplish the above goals.

Products and Services

Our initial product is intended to be E85, a gasoline alternative. Ethanol is the primary blend component in E85. Since the number of service stations offering E85 is rapidly expanding in the United States, we believe the demand for E85 will grow in the market as a result of the favorable economics and that E85 will become increasingly important over time as an alternative to unleaded gasoline. Although E85 represents a small percentage of the motor vehicle fuel used in the U.S., the experience in Brazil suggests that E85 could capture a much greater portion of the U.S. market in the future. U.S. auto makers also receive incentives under federal fuel economy standards for producing vehicles capable of running on E85.

The following sets forth the major benefits of E85 for use in motor vehicles:

Octane enhancer. On average, regular unleaded gasoline has an octane rating of 87 and premium unleaded has an octane rating of 91. In contrast, pure ethanol has an average octane rating of 113. Adding ethanol to gasoline enables refiners to produce greater quantities of suboctane fuel with an octane rating of less than 87. Ethanol is typically added to the suboctane fuel at the wholesale terminal as the final step before the gasoline is delivered to the retail station. By adding ethanol, the refiner or blender is able to increase the octane rating of the suboctane fuel so that it conforms to gasoline standards, while also expanding the volume of fuel to be sold. Therefore, the refiner benefits from the ability to produce more fuel from a given barrel of oil and expands its ability to meet consumer demand, especially during times when refinery capacity and octane sources are limited. In addition, ethanol is commonly added to finished regular grade gasoline at the wholesale terminal as a means of producing higher octane midgrade and premium gasoline.

Clean air additive. A clean air additive is a substance that, when added to gasoline, reduces tailpipe emissions, resulting in improved air quality characteristics. Ethanol contains 35% oxygen, approximately twice that of MTBE, an alternative oxygenate to ethanol, the use of which is being phased out because of environmental and health concerns. The additional oxygen in the ethanol results in more complete combustion of the fuel in the engine cylinder. This in turn results in reduced tailpipe emissions by as much as 30%, including a 12% reduction in volatile organic compound emissions when blended at a 10% level. Ethanol also displaces the use of some gasoline components like benzene, a known carcinogen. Ethanol is non-toxic, water soluble and quickly biodegradable.

Valuable blend component. In addition to its performance and environmental benefits, ethanol is used to extend fuel supplies. As the U.S. need for automotive fuel increases and the U.S. dependence on foreign crude oil and refined products grows, the U.S. is increasingly seeking domestic sources of fuel. Much of the ethanol blending throughout the U.S. today is done for the purpose of extending the volume of fuel sold at the gas pump.

Our pricing will vary with market conditions like any commodity of its type.  We believe that we will be able to charge competitive market rates by controlling our costs at the source.  Because we will focus primarily on delivery to the site, our delivery costs will more than offset the costs needed to maintain a standard brick and mortar facility where the customer must bring his own means of transport and storage.  In the current climate, fuel delivery for transportation and other petroleum distillates occur for a premium of $.10 to $.30 per gallon above retail price.  We anticipate leveraging these same margins for our products.

There can be no guarantee or assurance we will be able to negotiate and obtain the required raw material at terms that are favorable to us resulting in us operating at a loss, which may result in a complete loss of any investment made into the Company.

Product Launch

Upon completion of this offering, the Company will immediately begin to research the permit and licensing needed for the Company to proceed with its anticipated joint venture partner, Cane Fuel, Inc.  Cane Fuel, Inc. has identified the location for a 50 million gallon ethanol plant which will meet all permit and code requirements.  The facility will contain raw product holding tanks, mixing tanks and secure storage for other chemicals needed for production.

At the same time, we will also begin development of our marketing image and the supporting materials needed for branding our product.  Logo, colors, font and all other components needed for appropriate branding will be decided and implemented.  Where necessary the Company will also seek to secure appropriate trade mark/trade name designations.

Investors must be aware that we will require additional financing beyond what is anticipated to be raised in this offering to get to a level of operations.

Competitive Advantages

The Company believes there are several competitive advantages with biofuels over the established petroleum fuel industry as it relates to sugar cane crops.  Pure petroleum distillates are some of the most volatile commodity markets in the world because of the closed nature of the markets on these products.  Biofuel enjoys the advantage of only needing approximately 15% pure distillate to make its product.  The rest comes from renewable feedstock sources like sugar cane and sorghum.  Presuming that we can obtain our raw production materials by leveraging contracts with suppliers locking in our prices, we will then be able to manufacture our product below market cost and profit from the sale.  Additionally, we anticipate being able to leverage the current ‘green’ initiatives being established to promote our product as more environmentally friendly than our conventional competition.  We anticipate that we should be able to reduce manufacturing requirements by focusing on economies of scale in ethanol production from sugar cane. Automobiles and aircraft require a much higher octane fuel for hotter, more explosive combustion – which is what our product is intended to provide.

At this point however, we cannot provide any assurance or guarantee that we will be successful and capitalize upon the believed competitive advantages described above.

Website Consultant

As of the date of this Prospectus, Alternative Energy Partner’s has not hired any consultants to assist in the development of our website.  When and if this registration becomes effective, the Company will interview and hire a Website Consultant to perform the following:

•	design, construct and implement the website

•	create and optimize graphics interface and HTML files to be uploaded onto a web server

•	create navigation functionality and link set up onto multiple HTML pages

•	design corporate logo

•	assist in developing an overall internet marketing strategy to include links to industry related sites, placement of banners ads, search engine positioning, and email marketing campaigns.

Legislation

Energy Policy Act. The Energy Policy Act established minimum annual volumes of renewable fuel to be used by petroleum refiners in the fuel supply. The annual requirement grows to 7.5 BGY by 2012. Also, the Energy Policy Act did not provide liability protection to refiners who use MTBE as a fuel additive. Given the extent of the environmental concerns associated with MTBE, we believe that this will serve as a catalyst to hasten the replacement of a significant portion of the remaining MTBE volumes with ethanol in the near future. Finally, the Energy Policy Act removed the oxygenate requirements that were put in place by the Clean Air Act. The Energy Policy Act also included anti-backsliding provisions, however, that require refiners to maintain emissions quality standards in the fuels that they produce, thus providing a source for continued need for ethanol.

There is the potential that some or all of the RFS may be waived. Under the Energy Policy Act, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. EPA determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement.

The Federal Blenders’ Credit. First implemented in 1979, the federal excise tax incentive program allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction of $0.51 per gallon of ethanol. The incentive program is scheduled to expire in 2010 (unless extended).

The Federal Clean Air Act. The use of ethanol as an oxygenate is driven, in part, by environmental regulations. The federal Clean Air Act requires the use of oxygenated gasoline during winter months in areas with unhealthy levels of carbon monoxide.

State legislation banning or significantly limiting the use of MTBE. In recent years, due to environmental concerns, 25 states have banned, or significantly limited, the use of MTBE, including California, Connecticut and New York. Ethanol has served as a replacement for much of the discontinued MTBE volumes and is expected to continue to replace future MTBE volumes that are removed from the fuel supply.

Federal tariff on imported ethanol. In 1980, Congress imposed a tariff on foreign produced ethanol, made from cheaper sugar cane, to encourage the development of a domestic, corn-derived ethanol supply. This tariff was designed to prevent the federal tax incentive from benefiting non-U.S. producers of ethanol. The current tariff is $0.54 per gallon.

Ethanol imports from 24 countries in Central America and the Caribbean Islands are exempted from the tariff under the Caribbean Basin Initiative, which provides that specified nations may export an aggregate of 7.0% of U.S. ethanol production per year into the U.S., with additional exemptions from ethanol produced from feedstock in the Caribbean region over the 7.0% limit. As a result of new plants under development, we believe imports from the Caribbean region will continue, subject to the limited nature of the exemption.

NAFTA also allows Canada and Mexico to export ethanol to the United States duty-free or at a reduced rate. Canada is exempt from duty under the current NAFTA guidelines, while Mexico’s duty rate is $0.10 per gallon. In addition, there is a flat 2.5% ad valorem tariff on all imported ethanol.

Federal farm legislation. The U.S. Department of Agriculture’s, or the USDA’s, Commodity Credit Corporation Bioenergy Program pays cash to companies that increase their purchases of specified commodities, including corn, to expand production of ethanol, biodiesel or other biofuels. Payments are typically $0.20 to $0.30 per gallon of increased capacity and amounts must be refunded if decreases in production levels occur.

State incentives. In addition to USDA incentive payments, we also receive an incentive payment from the State of South Dakota to produce ethanol, based on gallons of ethanol produced.

The federal blenders’ credits and tariffs, as well as other federal and state programs benefiting ethanol, generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures. Consequently, they might be the subject of challenges thereunder, in whole or in part.

Employees

Other than Jack Stapleton, our sole officer and director who is currently donating his time to the development of the Company, there are no employees of the Company. AEP may be required to hire an attorney on a consultant basis to navigate permit and licensing requirements, but otherwise, AEP’s Officer and Director intends to do whatever work is necessary to bring the Company to the point of earning revenues from the sale of alternative energy related products or further acquisitions in the alternative energy industry. Human resource planning will be part of an ongoing process that will include constant evaluation of operations and revenue realization.

Board Committees

AEP has not yet implemented any board committees as of the date of this Prospectus.

Directors

There is no maximum number of directors AEP is authorized to have. However, in no event may AEP have less than one director. Although the Company anticipates appointing additional directors, it has not identified any such person.

DESCRIPTION OF PROPERTY

AEP uses a corporate office located at 2400 E. Commercial Boulevard, Suite 201, Fort Lauderdale, FL 33308, and our telephone number is (954) 351-2554.  This office space and telephone services are currently being provided free of charge.  There are currently no proposed programs for the renovation, improvement or development of the facilities currently use.

AEP management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  AEP does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.  AEP’s officer and director has not been convicted in a criminal proceeding nor has he been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

Mr. Stapleton, the Company’s officer and director has not been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Plan of Operation

We are a development stage company, incorporated on April 28, 2008 and have not started operations or generated or realized any revenues from our business operations. We plan to enter into the alternative energy industry.  See “Description of Business” contained herein.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve (12) months. Our auditors’ opinion is based on the uncertainty of our ability to establish profitable operations. The opinion results from the fact that we have not generated any revenues.  Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our Company. We must raise cash to implement our project and begin our operations. The money we raise in this offering will last 12 months, however we will require additional beyond the proceeds raised in this offering to get to a level of operations.

We have only one Officer and one Director who is one and the same person. He is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

We must raise cash to implement our business plan. The minimum amount of funds raised from the offering that we feel will allow us to begin to implement our business strategy is $25,000. We feel if we can raise the maximum amount of the offering, $100,000, the Company will be able to accelerate the implementation of its business strategy.  However, there can be no assurance provided that even if we do raise the maximum from this offering that we will ever get to a level of operations or generate a profit.

Since incorporation, the Company has financed its operations through minimal initial capitalization and nominal business activity.  As of July 31, 2008 we had $5,700 cash on hand.  We had total expenses of $3,000 which were related to start-up costs.

To date, the Company has not implemented its fully planned principal operations or strategic business plan, however, has entered into a Letter of Intent with Cane Fuel, Inc. Presently, AEP is attempting to secure sufficient monetary assets to increase operations.  AEP cannot assure any investor that it will be able to enter into sufficient business operations adequate enough to insure continued operations.

The Company’s ability to commence operations is entirely dependent upon the proceeds to be raised in this offering.  If AEP does not raise at least the minimum offering amount, it will be unable to establish a base of operations, without which it will be unable to begin to generate any revenues in the future. Our intended base of operations is to establish initial sourcing of raw materials to be purchased and used in the production of biofuel products.  If AEP does not produce sufficient cash flow to support its operations over the next 12 months, the Company will need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing.  AEP can not assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for operations to continue and any investment made by an investor would be lost in its entirety.

AEP management may incur limited research and development costs within the next twelve months (12).

AEP currently does not own any significant plant or equipment that it would seek to sell in the near future.

AEP management anticipates hiring employees over the next twelve (12) months as needed. Currently, the Company believes the services provided by its officer and director appears sufficient at this time.

The Company has not paid for expenses on behalf of any director.  Additionally, AEP believes that this policy shall not materially change within the next twelve months.

The Company has no plans to seek a business combination with another entity in the foreseeable future, however, may entertain strategic acquisitions in the alternative energy sector which compliment its business plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to AEP who own more than 5% of the outstanding common stock as of July 31, 2008, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common Stock	Jack L. Stapleton 2400 E Commercial Blvd., Suite 201 Ft. Lauderdale, FL 33308	8,500,000 shares	38%

Common Stock	Regina L. Greene 3972 SW 135th Ave. Davie, FL 33330	8,500,000 shares	38%

The percent of class is based on 22,026,000 shares of common stock issued and outstanding as of July 31, 2008.

OFF-BALANCE SHEET ARRANGEMENTS

AEP does not have any off-balance sheet arrangements.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to the Company during fiscal year 2008.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal year Ended July 31	Salary ($)*	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Jack Stapleton, President, CEO	2008	$0.00	$0.00	$0.00	None

Compensation Policy. Because we are still in the early stages of formation and development, our directors and officers are not currently receiving any compensation.

Stock Option. Because we are still in the early stages of formation and development, our directors and officers have not received any stock options or freestanding SARs.

Bonuses. To date no bonuses have been granted. Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company. As the Company continues to grow, more defined bonus programs will be created to attract and retain our employees at all levels.

Stock Option Plans

Our board of directors has not adopted any Stock Option Plans as of July 31, 2008.

Compensation of Directors

Because we are still in the development stage, our director is not receiving any compensation other than reimbursement for expenses incurred during his duties.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have employment agreements with any of our employees, however, intend to enter into employment agreements with Mr. Stapleton and other members of management as the business grows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer and director and his age as of September 30, 2008 are as follows:

Executive Officers and Directors

Name	Age	Office	Since
Jack L. Stapleton	63	President, Secretary, Treasurer, Chairman of the Board of Directors	April 28, 2008 (inception)

The term of office for each director is one year, or until the next annual meeting of the shareholders.

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officer and director.

Jack L. Stapleton

Jack Stapleton currently serves as President, Secretary, Treasurer and Chairman of the Board of Directors.  Mr. Stapleton received his BBA degree from Morehead University.  From 1967 until 1970, Mr. Stapleton, Certified Public Accountant, worked with Arthur Anderson and from 1970 to 1971, received his Masters Degree in Accounting and Finance from the University of Kentucky.  From 1971 until 1973, Mr. Stapleton worked for Peat Marwick Mitchell where he was an auditing supervisor. From 1974 until 1991, Mr. Stapleton was President and a principal owner of an apparel manufacturing company with offices in Atlanta, Los Angeles and Hong Kong.  In 1986, Mr. Stapleton’s company generated gross sales of approximately $78 million. From 1994 to the present, Mr. Stapleton  has been involved as an investment banker where he assisted in the structure, management and funding of emerging companies.

Board Committees

AEP has not yet implemented any board committees as of the date of this prospectus.

Employment Agreements

There are currently no employment agreements; however, the Company anticipates entering into employment agreements with key management positions as the Company grows.

Significant Employees

AEP has no significant employees other than the officer and director described above, whose time and efforts are being provided to Alternative Energy Partners without compensation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, there is no public market in our common stock.  This prospectus is a step toward creating a public market for our common stock, which may enhance the liquidity of our shares.  However, there can be no assurance that a meaningful trading market will ever develop.  AEP and its management make no representation about the present or future value of AEP’s common stock.

As of the date of this prospectus, there are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of the Company and other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

As of the date of this document we have approximately 22,127,000 shares of common stock outstanding held by 28 shareholders.  These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflict of Interest

The current officer and director of the Company is involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such person may face a conflict in selecting between our business interest and their other business interests.  The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of AEP must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest.

On May 1, 2008, the Company issued 8,500,000 common shares to Jack L. Stapleton, Officer/Director, for consideration of $0.0001 per share, total consideration $850.  The Company believes that this issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

•	The Officer and Director;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
•	Any relative or spouse of any of the foregoing persons who have the same house as such person.

There are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from the Company.  No assets will be or are expected to be acquired from any promoter on behalf of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent registered public accounting firm for the Company has neither resigned (nor declined to stand for reelection) nor have been dismissed. The independent registered public accountant firm for the Company is Berman & Company, P.A., 551 NW 77th Street, Suite 107, Boca Raton, FL 33487.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Florida law. Under such provisions, the director, officer, corporate employee or agent who in his/her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Alternative Energy Partners, Inc.
(A Development Stage Company)
Financial Statements
July 31, 2008

BERMAN & COMPANY. P. A.
Certified Public Accountants and Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
Alternative Energy Partners, Inc.

We have audited the accompanying balance sheet of Alternative Energy Partners, Inc. (a development stage company) as of July 31, 2008, and the related statements of operations, changes in stockholders' equity and cash flows for the period from April 28, 2008 (inception) to July 31, 2008, These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alternative Energy Partners, Inc. (a development stage company) as of July 31, 2008 and the results of its operations and its cash flows for the period from April 28, 2008 (inception) to July 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss, net cash used in operations and deficit accumulated during the development stage of $3,000 for the period ended July 31, 2008. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Berman & Company, P.A.
Boca Raton, Florida September 15,2008

551 NW 77th Street. Suite 107 • Boca Raton, FL 33487
Phone: (561) 864-4444• Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants

Alternative Energy Partners, Inc.
(A Development Stage Company)
Balance Sheet
July 31, 2008

Assets

Current Assets
Cash	$5,700
Total Current Assets	5,700
Total Assets	$5,700
Stockholders' Equity
Stockholders' Equity
Common stock, $0.0001 par value, 50,000,000 shares authorized;
22,026,000 shares issued and outstanding	2,203
Additional paid-in capital	6,497
Deficit accumulated during the development stage	(3,000)
Total Stockholders' Equity	$5,700

See accompanying notes to financial statements

Alternative Energy Partners, Inc.
(A Development Stage Company)
Statement of Operations
For the Period from April 28, 2008 (Inception) to July 31, 2008

Revenues	$-
Operating expenses General and administrative	3,000
Total operating expenses	3,000
Net loss	$(3,000)

See accompanying notes to financial statements

Alternative Energy Partners, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity
For the Period from April 28, 2008 (Inception) to July 31, 2008

Common Stock, $0.0001 Par Value
	Shares	Amount	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total Stockholders' Equity
Proceeds from the issuance of common stock - founders - ($0.0001/share)	22,000,000	$2,200	$-	$-	$2,200
Proceeds from the issuance of common stock ($0.25/share)	26,000	3	6,497	-	6,500
Net loss for the period from April 28, 2008 (inception) to July31, 2008	-	-	-	(3,000)	(3,000)
Balance - July 31, 2008	22,026,000	$2,203	$6,497	$(3,000)	$5,700

See accompanying notes to financial statements

Alternative Energy Partners, Inc.
Statement of Cash Flows
For the Period from April 28, 2008 (Inception) to July 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,000)
Adjustments to reconcile net loss to net cash used in operating activities:	-
Net Cash Used In Operating Activities(3,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	8,700

Net Cash Provided By Financing Activities	8,700

Net Increase in Cash	$5,700

Cash - Beginning of Period -

Cash - End of Period	$5,700

SUPPLEMENTARY CASH FLOW INFORMATION: Cash paid during the period for:
Income Taxes	$-
Interest	$-

See accompanying notes to financial statements

Note 1 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Alternative Energy Partners, Inc. (the “Company”), was incorporated in the State of Florida on April 28, 2008.

The Company intends to become involved in the alternative energy sector.  The Company is searching to acquire emerging growth companies to meet growing demands worldwide.

Development Stage

The Company's financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include equity based financing and further implementation of the business plan. The Company has not generated any revenues since inception.

Risks and Uncertainties

The Company intends to operate in an industry that is subject to rapid technological change. The Company's operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.  The Company had no cash equivalents at July 31, 2008.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.  At July 31, 2008, there were no balances that exceeded the federally insured limit.

Stock-Based Compensation

All share-based payments to employees will be recorded and expensed in the statement of operations as applicable under SFAS No. 123R “Share-Based Payment”.  For the period from April 28, 2008 (inception) to July 31, 2008, the Company has not issued any stock based compensation to employees since inception.

Non-Employee Stock Based Compensation

Stock-based compensation awards issued to non-employees for services will be recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue EITF No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”). For the period from April 28, 2008 (inception) to July 31, 2008, the Company has not issued any stock based compensation to third parties.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company adopted the provisions of FASB Interpretation No. 48; “Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments.  At July 31, 2008, we did not record any liabilities for uncertain tax positions.

Segment Information

The Company follows Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."  During 2008, the Company only operated in one segment; therefore, segment information has not been presented.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability.  It also defines fair value and established a hierarchy that prioritizes the information used to develop assumptions.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company does not expect SFAS No. 157 to have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings.  The decision to elect the fair value option is determined on an instrument-by-instrument basis, should be applied to an entire instrument and is irrevocable.  Assets and liabilities measured at fair values pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using other measurement attributes.  SFAS No. 159 is effective as of the beginning of the Company’s 2009 fiscal year. The adoption of SFAS No. 159 is not expected to have a material effect on The Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in  Financial Statements, an amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the  net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of SFAS No. 160 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS 141R, “Business Combinations” (“SFAS 141R”), which replaces FASB SFAS 141, “Business Combinations”.  This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.  This compares to the cost allocation method previously required by SFAS No. 141.  SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.  Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption of this standard is not permitted and the standards are to be applied prospectively only.  Upon adoption of this standard, there would be no impact to the Company’s results of operations and financial condition for acquisitions previously completed.  The adoption of SFAS No. 141R is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In January 2008, the SEC released SAB No. 110, which amends SAB No. 107 which provided a simplified approach for estimating the expected term of a “plain vanilla” option, which is required for application of the Black-Scholes option pricing model (and other models) for valuing share options. At the time, the Staff acknowledged that, for companies choosing not to rely on their own historical option exercise data (i.e., because such data did not provide a reasonable basis for estimating the term), information about exercise patterns with respect to plain vanilla options granted by other companies might not be available in the near term; accordingly, in SAB No. 107, the Staff permitted use of a simplified approach for estimating the term of plain vanilla options granted on or before December 31, 2007. The information concerning exercise behavior that the Staff contemplated would be available by such date has not materialized for many companies. Thus, in SAB No. 110, the Staff continues to allow use of the simplified rule for estimating the expected term of plain vanilla options until such time as the relevant data becomes widely available. The Company does not expect its adoption of SAB No. 110 to have a material impact on its financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133.” (“SFAS 161”). SFAS 161 establishes the disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under Statement 133 and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows.  This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company does not expect its adoption of SFAS 161 to have a material impact on its financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of SFAS FSP 142-3, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption.

Note 2 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss, net cash used in operations and deficit accumulated during the development stage of $3,000 for the period ended July 31, 2008. In addition, the Company is in the development stage and has not yet generated any revenues.  The ability of the Company to continue as a going concern is dependent on Management's plans, which include potential asset acquisitions, mergers or business combinations with other entities, further implementation of its business plan and continuing to raise funds through debt or equity raises. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 Income Taxes

SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has a net operating loss carryforward for tax purposes totaling $3,000 at July 31, 2008, expiring through 2028. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are as follows:

Significant deferred tax assets at July 31, 2008 are as follows:

Gross deferred tax assets:
Net operating loss carryforwards	$(1,129)
Total deferred tax assets	(1,129)
Less: valuation allowance	1,129
Net deferred tax asset recorded	$-

The valuation allowance at April 28, 2008 (inception) was $0. The net change in valuation allowance during the period ended July 31, 2008, was an increase of $1,129.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.   Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of July 31, 2008.

The actual tax benefit differs from the expected tax benefit for the period ended July 31, 2008 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes and 5.5% for State income taxes, a blended rate of 37.63%) as follows:

Expected tax expense (benefit) - Federal	$(964)
Expected tax expense (benefit) - State	(165)
Change in Valuation Allowance	1,129
Actual tax expense (benefit)	$-

Note 4 Stockholders’ Equity

In May 2008, the Company issued 22,000,000 shares of common stock to founders for $2,200 ($0.0001/share).

During the period May – July 2008, the Company issued 26,000 shares of common stock for $6,500 ($0.25/share) under a private placement.

Note 5 Subsequent Events

During September 2008, the Company issued 1,000 shares of common stock for $250 ($0.25/share) under a private placement.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Alternative Energy Partners, Inc. Bylaws provide for the indemnification of a present or former director or officer.  AEP indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him.  Florida law also provides for discretionary indemnification for each person who serves as or at AEP request as an officer or director.  AEP may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, AEP best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Florida Law

Pursuant to the provisions of Florida Statutes Section 607.0850, AEP shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by AEP in connection with the sale of the common stock being registered. AEP has agreed to pay all costs and expenses in connection with this offering of common stock.  The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Accounting	$6,000
SEC Electronic Filing	$1,500
Printing	$200
Transfer Agent	$1,500
Total	$9,200

RECENT SALES OF UNREGISTERED SECURITIES

During the past year, Alternative Energy Partners issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

The Company has issued 22,027,000 shares of its common stock in private transactions for total consideration of $8,950 and 100,000 shares were issued to Kimberly L. Graus, P.A. for services rendered. The Company believes that the issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

INDEX OF EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation filed on April 28, 2008
3.2	By-laws adopted on April 28, 2008
4.1	Specimen Common Stock Certificate
5.1	Opinion of Kimberly L. Graus, P.A.
23.1	Consent of Berman & Company, P.A.
23.2	Consent of Kimberly L. Graus, P.A. (see exhibit 5.1)
99.1	Subscription Agreement

UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     (iii)  Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (iv)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (vi)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Fort Lauderdale, State of Florida on October 31, 2008.

Alternative Energy Partners, Inc.

By:	/s/ Jack L. Stapleton
Jack L. Stapleton
President, Secretary, Treasurer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on October 31, 2008:

Signature	Title

/s/ Jack L. Stapleton	President, Secretary, Treasurer, and Director
Jack L. Stapleton	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

BACK COVER

Dealer Prospectus Delivery Obligation

Prior to the expiration of 90 days after the effective date of this registration statement or prior to the expiration of 90 days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.